January 2014 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated December 30, 2013 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
$            PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

Performance Leverage Upside Securities

The Performance Leverage Upside Securities (the “PLUS”) offer leveraged exposure to the EURO STOXX 50® Index (the “underlying index”). The PLUS are for investors who seek an equity index based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying index. At maturity, if the value of the underlying index has decreased below the initial index value, the investor is fully exposed to the full amount of the negative index performance. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. Accordingly, the PLUS do not guarantee any return of principal at maturity. The PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	Approximately January 31, 2014
Original issue date:	Approximately February 5, 2014
Maturity date:	March 5, 2015 (to be determined on the pricing date and expected to be the 3rd scheduled business day after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:	■ If the final index value is greater than the initial index value: $10 + leveraged upside payment. In no event will the payment at maturity exceed the maximum payment at maturity.
■ If the final index value is equal to the initial index value: $10

■

If the final index value is less than the initial index value:
$10 + ($10 × index performance factor)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Index performance factor:	(final index value - initial index value) / initial index value
Leveraged upside payment:	$10 × leverage factor × index performance factor
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	March 2, 2015 (to be determined on the pricing date and expected to be approximately 13 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Leverage factor:	3
Maximum payment at maturity:	$11.60
CUSIP:	90271T158
ISIN:	US90271T1584
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.20	$9.80
Total	$	$	$
(1)	UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 per $10.00 stated principal amount of PLUS that Morgan Stanley Smith Barney LLC sells. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the PLUS as of the trade date is expected to be between $9.50 and $9.80 for PLUS linked to the EURO STOXX 50® Index. The range of the estimated initial value of the PLUS was determined as of the close of the relevant markets on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the PLUS, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 12 and 13 of this free writing prospectus.

NOTICE TO INVESTORS: THE PLUS ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE PLUS AT MATURITY, AND THE PLUS CAN HAVE THE SAME DOWNSIDE MARKET RISK AS THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE PLUS IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE PLUS.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE 12 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY PLUS. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR PLUS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE PLUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

Additional Information about UBS and the PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the PLUS and an index supplement for various securities we may offer, including the PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated June 15, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000149/c316164_690731-424b2.htm

Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “PLUS” refers to the Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Performance Leveraged Upside Securities”, dated June 15, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

Investment Overview
Performance Leveraged Upside Securities

The PLUS Based on the EURO STOXX 50® Index due on or about March 5, 2015 can be used:

■	As an alternative to direct exposure to the underlying index that enhances the return for a certain range of positive performance of the underlying index; however, by investing in the PLUS, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you
■	To enhance returns and outperform the underlying index in a moderately bullish scenario
■	To achieve similar levels of upside exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor

Maturity:	Approximately 13 months
Leverage factor:	3
Maximum payment at maturity:	$11.60 (116.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS
Coupon:	None
Key Investment Rationale

Investors can use the PLUS to leverage returns by a factor of 3, up to the maximum payment at maturity.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance.

Upside Scenario	The underlying index increases in value from the pricing date to the valuation date and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 3 times the index performance factor, up to the maximum payment at maturity.

Par Scenario	The final index value is equal to the initial index value. In this case, you receive the full stated principal amount at maturity.

Downside Scenario	The final index value is less than the initial index value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the full amount of the decline in the value of the underlying index from the pricing date to the valuation date. (Example: if the underlying index decreases in value by 35%, the PLUS will redeem for $6.50, or 65% of the stated principal amount.)

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

Investor Suitability

The PLUS may be suitable for you if:

■	You fully understand the risks inherent in an investment in the PLUS, including the risk of loss of your entire initial investment.
■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying index or the index constituents.
■	You believe the final index value of the underlying index is not likely to be less than the initial index value and, if it is, you can tolerate receiving a payment at maturity that will likely be less than your principal amount and may be zero.
■	You believe the underlying index will appreciate over the term of the PLUS and that the appreciation is unlikely to equal or exceed the maximum payment at maturity of $11.60.
■	You can tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.
■	You do not seek current income from your investment and are willing to forego dividends paid on any index constituent stocks.
■	You are willing and able to hold the PLUS to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the PLUS.
■	You seek an investment with exposure to companies in the Eurozone.
■	You are willing to assume the credit risk of UBS for all payments under the PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
■	You understand that the estimated initial value of the PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The PLUS may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the PLUS, including the risk of loss of your entire initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying index or the index constituents.
■	You believe the final index value of the underlying index is likely to be less than the initial index value, which could result in a total loss of your initial investment.
■	You do not believe the underlying index will appreciate over the term of the PLUS and that the appreciation is unlikely to equal or exceed the maximum payment at maturity of $11.60.
■	You cannot tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index
■	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.
■	You are unable or unwilling to hold the PLUS to maturity, a term of approximately 13 months, and seek an investment for which there will be an active secondary market.
■	You do not seek an investment with exposure to companies in the Eurozone.
■	You are not willing to assume the credit risk of UBS for all payments under the PLUS, including any repayment of principal.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

Fact Sheet

The PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this free writing prospectus. At maturity, an investor will receive for each security that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The PLUS do not guarantee any return of principal at maturity. All payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the PLUS and you could lose your entire investment.

Expected Key Dates:
Pricing Date:	Original issue date (settlement date):	Valuation Date	Maturity Date:
[January 31, 2014]	[February 5, 2014] (3 business days after the pricing date)	[March 2, 2015]	[March 5, 2015]

Key Terms:
Issuer:	UBS AG, London Branch
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:	■ If the final index value is greater than the initial index value: $10 + leveraged upside payment. In no event will the payment at maturity be greater than the maximum payment at maturity.
■ If the final index value equal to the initial index value: $10

■

If the final index value is less than the initial index value:
$10 + ($10 × index performance factor)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Index performance factor:	(final index value - initial index value) / initial index value
Leveraged upside payment:	$10 × leverage factor × index performance factor
Leverage factor:	3
Maximum payment at maturity:	$11.60
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	Approximately March 2, 2015, subject to postponement for non-underlying asset business days and certain market disruption events
Risk factors:	Please see “Risk Factors” beginning on page 12.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	90271T158
ISIN:	US90271T1584
Tax considerations:	The United States federal income tax consequences of your investment in the PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-31 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.
There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the PLUS. Pursuant to the terms of the PLUS, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid derivative contract with respect to the underlying index. If your PLUS are so treated, if you hold your PLUS for more than one year you should generally recognize long-term capital gain or loss upon the sale or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS.
In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the PLUS, it is possible that your PLUS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-32 of the accompanying product supplement.
The Internal Revenue Service, for example, might assert that the PLUS should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index. Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your PLUS should end on the date on which the amount you are entitled to receive upon maturity of your PLUS is determined, even though you will not receive any amounts from UBS in respect of your PLUS prior to the maturity of your PLUS. In such case, you may be treated as having a holding period in respect of your PLUS prior to the maturity of your PLUS, and such holding period may be treated as less than one year even if you receive cash upon the maturity of your PLUS at a time that is more than one year after the beginning of your holding period.
In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the PLUS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your PLUS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-32 of the accompanying product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.
Recent Legislation
Medicare Tax on Net investment income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

General Information
Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the PLUS.
Non-U.S. Holders. Subject to FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your PLUS if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed appropriate Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a PLUS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014. If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.
Significant aspects of the application of FATCA are not currently clear and the above description is based on U.S. Treasury Department regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.
Proposed Legislation
The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the PLUS to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.
PROSPECTIVE PURCHASERS OF PLUS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PLUS.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the PLUS as described below.
In connection with the sale of the PLUS, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of PLUS before and after the pricing date of the PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

General Information
Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):	Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the PLUS specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each $10.00 stated principal amount of PLUS that Morgan Stanley Smith Barney LLC sells.
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.
Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.
UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on page 12 and 13 of this free writing prospectus.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This free writing prospectus represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

How the PLUS Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	3
Hypothetical maximum payment at maturity:	$11.60 (116.00% of the stated principal amount) per PLUS

PLUS Payoff Diagram

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

How it works
■	If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus 3 times the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the PLUS, an investor would realize the maximum payment at maturity at a final index value of 105.33% of the initial index value.
■	If the final index value has appreciated from the initial index value by 2%, investors will receive a 6% return, or $10.60 per PLUS.
■	If the final index value has appreciated from the initial index value by 8%, investors will receive only the hypothetical maximum payment at maturity of $11.60 per PLUS
■	If the final index value is equal to the initial index value, investors will receive an amount equal to the $10 stated principal amount.
■	If the final index value is less than the initial index value, investors will be exposed to the full negative decline in the underlying index. Specifically, a 1% loss of principal for each 1% decline in the underlying index.
■	If the underlying index depreciates 35%, investors would lose 35% of their principal and receive only $6.50 per PLUS at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the PLUS.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment, subject to the maximum payment at maturity.

Leveraged Upside Payment
Principal	Principal	Leverage Factor	Index Performance Factor
$10 +	[$10 ×	3 ×	(	final index value - initial index value initial index value	)]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final index value is equal to the initial index value:

the stated principal amount of $10

If the final index value is less than the initial index value:

$10 + ($10 × index performance factor)

Principal	Principal		Index Performance Factor
$10 +	[$10 ×	(	final index value - initial index value initial index value	)]

Accordingly, if the final index value is below the initial index value, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative return of the underlying index. You may lose up to 100% of your principal.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Risk Factors” in the related product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

■	The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final index value is less than the initial index value, you will lose some or all of your investment in the PLUS in an amount proportionate to the decrease in the value of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.
■	The leverage factor applies only at maturity. You should be willing to hold your PLUS to maturity. If you are able to sell your PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than 3 times the index performance factor even if such return is positive and does not exceed the maximum payment. You can receive the full benefit of the leverage factor and earn the potential maximum payment at maturity from UBS only if you hold the PLUS to maturity.
■	Your potential return on the PLUS is limited to the maximum payment at maturity. The return potential of the PLUS is limited to the maximum payment at maturity of $11.60. Therefore, you will not benefit from any positive index performance in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity and your return on the PLUS may be less than it would be in a hypothetical direct investment in the underlying index or the index constitutent stocks.
■	Credit risk of UBS. The PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the PLUS and you could lose your entire investment.
■	Market risk. The return on the securities is directly linked to the performance of the underlying indices and indirectly linked to the value of the stocks comprising the underlying indices (“index constituent stocks”), and will depend on whether, and the extent to which, the return on the indices is positive or negative. The levels of the underlying indices can rise or fall sharply due to factors specific to the index consituent stocks as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if closing price of any underlying index on the final determination date is below its respective downside threshold level.
■	Fair value considerations.
■	The issue price you pay for the PLUS will exceed their estimated initial value. The issue price you pay for the PLUS will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the PLUS by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the PLUS incorporate certain variables, including the price, volatility and expected dividends on the constituent stocks of the underlying index, prevailing interest rates, the term of the PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the PLUS to you. Due to these factors, the estimated initial value of the PLUS as of the trade date will be less than the issue price you pay for the PLUS.
■	The estimated initial value is a theoretical price; the actual price that you may be able to sell your PLUS in any secondary market (if any) at any time after the trade date may differ from the estimated initial value. The value of your PLUS at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the PLUS determined by reference to our internal pricing models. The estimated initial value of the PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your PLUS in any secondary market at any time.
■	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the PLUS as of the trade date. We may determine the economic terms of the PLUS, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the PLUS cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the PLUS as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the PLUS.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

■	Limited or no secondary market and secondary market price considerations.
■	There may be little or no secondary market for the PLUS. The PLUS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the PLUS will develop. UBS Securities LLC and its affiliates may make a market in each offering of the PLUS, although they are not required to do so and may stop making a market at any time. If you are able to sell your PLUS prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your PLUS in any secondary market at any time.
■	The price at which UBS Securities LLC and its affiliates may offer to buy the PLUS in the secondary market (if any) may be greater than UBS’ valuation of the PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such PLUS at a price that exceeds (i) our valuation of the PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
■	Price of PLUS prior to maturity. The market price of the PLUS will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the constituent stocks of the underlying index; the time remaining to the maturity of the PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the PLUS.
■	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC and its affiliates market making premium, expected to reduce the price at which you may be able to sell the PLUS in any secondary market.
■	Owning the PLUS is not the same as owning the index constituent stocks. Owning the PLUS is not the same as owning the index constituent stocks. As a holder of the PLUS, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.
■	No assurance that the investment view implicit in the PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall. There can be no assurance that the underlying index value will not close below the initial index value on the valuation date. The closing value of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying index components. You should be willing to accept the risk of losing some or all of your initial investment.
■	Adjustments to the underlying index could adversely affect the value of the PLUS. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
■	UBS cannot control actions by the publisher of the underlying index and the publisher of the underlying index has no obligation to consider your interests. UBS and its affiliates are not affiliated with the publisher of the underlying index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The publisher of the underlying index is not involved in the PLUS offering in any way and has no obligation to consider your interest as an owner of the PLUS in taking any actions that might affect the market value of your PLUS.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

■	Exchange listing and secondary market. The PLUS will not be listed on any securities exchange. Although UBS Securities LLC may make a market in the PLUS, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the PLUS, the price at which you may be able to sell your PLUS is likely to depend on the price, if any, at which UBS Securities LLC is willing to transact. If, at any time, UBS Securities LLC were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.
■	The underlying index reflects price return, not total return. The return on the PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on the PLUS will not include such a total return feature or dividend component. However, dividends paid by and changes in dividend policy by, issuers of index constituent stocks may affect the price of such stocks and, therefore, the level of the underlying index.
■	Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the PLUS. The calculation agent, an affiliate of the issuer, will determine the final index value and the payment at maturity based on the closing value of the underlying index on the valuation date. The calculation agent can postpone the determination of the final index value or the maturity date if a market disruption event occurs and is continuing on the valuation date.
■	Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the PLUS and the underlying index to which the PLUS are linked.
■	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and hedging our obligations under the PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial index value and the final index value and the payment at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity. As UBS determines the economic terms of the PLUS, including the maximum payment and leverage factor, and such terms include hedging costs, issuance costs and projected profits, the PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your PLUS in the secondary market.
■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS. One or more of our affiliates have hedged our obligations under the PLUS and will carry out hedging activities related to the PLUS (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying index and the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial index value and, as a result, could have increased the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.
■	The index returns for the EURO STOXX 50 Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the securities are denominated in U.S. dollars. The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks of the EURO STOXX 50® Index is based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
■	An investment in the securities is subject to risks associated with Eurozone securities markets. The index constituent stocks of the EURO STOXX 50® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks are issued by companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the securities.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

■	The securities are subject to non-U.S. securities market risk. The securities are linked to underlying indices comprised of securities issued by foreign companies in foreign securities markets and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Security prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
■	Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.
■	Uncertain tax treatment. Significant aspects of the tax treatment of the PLUS are uncertain. You should read carefully the section entitled “Tax considerations” on page 6 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-31 of the accompanying product supplement and consult your tax advisor about your tax situation.

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

EURO STOXX 50® Index Overview

We have derived all information contained in this free writing prospectus regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the securities.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures approximately 60% of the free float market capitalization of the EURO STOXX Total Market Index (TMI) Index (the “EURO STOXX TMI”). The EURO STOXX 50® Index is defined as all components of the 19 EURO STOXX Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Information as of market close on December 24, 2013:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	3,072.88
52 Weeks Ago (on 12/24/12):	2,648.53
52 Week High (on 11/28/13):	3,092.42
52 Week Low (on 6/24/13):	2,511.83

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2007 through December 24, 2013. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on December 24, 2013 was 3,072.88. We obtained the information in the table and graph based on the daily closing values as reported by Bloomberg Professional® Service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying index on the valuation date.

Underlying Index Historical Performance – Daily Closing Values From January 1, 2007 to December 24, 2013

PLUS Based on the Value of the EURO STOXX 50® Index due on or about March 5, 2015

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2007 through December 24, 2013. The closing value of the underlying index on December 24, 2013 was 3,072.88. We obtained the information in the table and graph based on the daily closing values as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

EURO STOXX 50® Index	High	Low	Period End
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter (through December 24, 2013)	3,092.42	2,902.12	3,072.88